                                                                     Exhibit 7.1

                               DECADE BATTERY LTD.

                              Financial Statements
                                October 31, 2002

                          INDEPENDENT AUDITORS' REPORT

To the Directors of
Decade Battery Ltd.

We have audited the accompanying balance sheet of Decade Battery Ltd. as of October 31, 2002 and the related statements of operations and cash flow for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decade Battery Ltd. as of October 31, 2002 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles in the United States of America.

Toronto, Canada                                          "MINTZ & PARTNERS LLP"
March 26, 2004

                               DECADE BATTERY LTD.

                                  Balance Sheet
                                October 31, 2002

                                     Assets

Current assets
    Accounts receivable                                              $     118,972
    Other receivables                                                        6,252
    Inventory                                                              136,990
                                                                     -------------
                  Total assets                                       $     262,214
                                                                     -------------


                      Liabilities and Stockholders' Equity

Current liabilities
    Due to affiliate (note 2)                                        $     222,290
    Income taxes payable                                                     7,985
                                                                     -------------
                  Total current liabilities                                230,275
                                                                     -------------

Stockholders' Equity
    Class A shares, no par value, unlimited shares authorized,
     one share issued and outstanding (note 3)                                   1
    Class B shares, no par value, unlimited shares authorized,
     no shares issued and outstanding (note 3)                                   -
    Retained earnings                                                       31,938
                                                                     -------------
                  Total stockholders' equity                                31,939
                                                                     -------------
                  Total liabilities and stockholders' equity         $     262,214
                                                                     -------------

See notes to financial statements

                               DECADE BATTERY LTD.

                             Statement of Operations

            For the period from October 10, 2001 to October 31, 2002

Sales                                                        $     298,127
                                                             -------------
     Cost of goods sold                                            258,204
                                                             -------------
Gross profit                                                        39,923
                                                             -------------
Net income before taxes                                             39,923
                                                             -------------
     Provision for current income taxes                             (7,985)
Net income and retained earnings at end of period            $      31,938
                                                             -------------

Earnings per share of common stock                           $      31,938
                                                             -------------

Weighted average number of common shares outstanding                     1
                                                             -------------

See notes to financial statements

                               DECADE BATTERY LTD.

                             Statement of Cash Flows

            For the period from October 10, 2001 to October 31, 2002

Cash flows from operating activities
     Net income                                                   $      31,938
     Adjustment to reconcile net income to net cash
      (used) by operating activities
     Changes in operating assets and liabilities
         Accounts receivable                                           (118,972)
         Inventory                                                     (136,990)
         Income taxes payable                                             7,985
         Other receivables                                               (6,252)
                                                                  -------------
                  Net cash (used) by operating activities              (222,291)
                                                                  -------------
Cash flows from financing activities
     Issuance of common stock                                                 1
     Due to affiliate                                                   222,290
                                                                  -------------
                  Net cash provided by financing activities             222,291
                                                                  -------------
                  Net increase (decrease) in cash                             -
                                                                  -------------
Cash, end of period                                               $           -
                                                                  -------------

There is no supplemental disclosure of non-cash financing activities as there were no such activities.

See notes to financial statements

                               DECADE BATTERY LTD.

                          Notes to Financial Statements
                                October 31, 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company commenced selling batteries and ancillary electronic products in Canada on January 1, 2002.

BASIS OF PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

USE OF ESTIMATES

Use of these accounting principles required management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The financial statements reflect the following policies.

REVENUE

Revenue from the sale of products is recognized at the time of delivery when all requirements of a completed transaction have been met.

INVENTORY

Batteries and ancillary electronic products inventory is recorded at the lower of cost and net realizable value with cost being determined on the first-in, first-out basis.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

OTHER COMPREHENSIVE INCOME

The Company does not have any other comprehensive income items.

EARNINGS PER SHARE

For the ten month period ended October 31, 2002, net income per share has been computed using the net income for the period divided by the weighted average number of shares outstanding.

Diluted loss per share is not presented as the Company has no diluting items.

                               DECADE BATTERY LTD.

                                October 31, 2002

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company is Canadian dollars. Certain purchases are made in US dollars and have been translated into Canadian dollars, the reporting currency, in accordance with Statement of Financial Accounting Standards No. 52 "Foreign Currency Translation". Monetary assets and liabilities are translated at the exchange rate at the balance sheet date and revenue and expenses are translated at the exchange rate at the date those elements are recognized.

NOTE 2 - RELATED PARTY TRANSACTIONS

Amounts due to/from affiliates consists of amounts due to/from companies under common control and are non-interest bearing with no specific terms for repayment.

Amounts due to affiliates at October 31, 2002 were as follows:

      Due to DCS Electronics Limited               $222,290

During the ten month period ended October 31, 2002, the Company made sales of $109,267 to DCS Electronics Limited (a related party by virtue of common ownership by David C. Simmonds) of which $94,766 was outstanding and is included in accounts receivable at October 31, 2002.

NOTE 3 - CAPITAL STOCK

The Company was incorporated on October 10, 2001 under the laws of Canada.

The Company is authorized to issue an unlimited number of Class A and Class B shares having the following rights, privileges, restrictions and conditions.

Class A

     -  without nominal or par value

     -  right to vote at all meetings of shareholders

     -  to receive the remaining property of the Company upon dissolution

Class B

     -  to receive dividends as fixed by the board of directors

     - right upon liquidation, to repayment of the amount paid for such shares (plus any declared and unpaid dividends) in priority to Class A shares

     - not entitled to vote at all meetings except as otherwise specifically provided in the Canada Business Corporations Act.

Outstanding Class A shares: one

Outstanding Class B shares: none

NOTE 4 - INCOME TAXES

The Company's combined federal and provincial income tax rate is approximately 20% on income eligible as a Canadian controlled private corporation.

                               DECADE BATTERY LTD.

                                October 31, 2002

NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivables and accrued liabilities and income taxes payable approximates fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risk arising from these financial instruments.